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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


January 23, 2002


LaBranche & Co Inc.
One Exchange Plaza
New York, New York 10006

       Re:  LaBranche & Co Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

    In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by LaBranche & Co Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to up to 4,025,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company held by certain stockholders of the Company, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

    Upon the basis of such examination, we advise you that in our opinion the Shares have been validly issued and are, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Fulbright & Jaworski L.L.P